UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 4   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X]   Check this box if no longer subject to Section 16.
      Form 4 or form 5 obligations may continue.  See Instruction 1(b).

1.      Name and Address of Reporting Person
        James Michael Wilson
        222 Smallwood Village Center
        St. Charles, MD  20602

2.      Issuer Name and Ticker or Trading Symbol
        Interstate General Company L.P. (IGC)

3.      I.R.S. or Social Security Number of Reporting Person (Voluntary)

4.      Statement for Month/Year
        December 1998

5.      If Amendment, Date of Original (Month/Year)

6.      Relationship of Reporting Person to Issuer (Check all applicable)
        [ ] Director [ ] 10% Owner [ ] Officer (give title below) [X] Other
        (specify below)   Mr. Wilson resigned as an officer and director
                          effective November 30, 1998

7.      Individual or Joint/Group Filing (Check applicable line)
        [X]  Form Filed by One Reporting Person
        [ ]  Form Filed by More than One Reporting Person


Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------
1. Title of Security   2. Trans-     3. Trans-     4. Securities Acquired (A)  5. Amount of      6. Owner-   7. Nature
                          action        action        or Disposed of (D)          Securities        ship        of
                          Date          Code                                      Beneficially      Form:       Indirect
                                                                                  Owned at End      Direct      Bene-
                                                                                  of Month          (D) or      ficial
                          (Month/                               A/                                  Indirect    Owner-
                          Day/Year)   Code   V      Amount      D     Price                         (I)         ship
------------------------------------------------------------------------------------------------------------------------
Units representing        10/19/98    J      V      *                              34,559            D
beneficial assignment
of Class A limited        10/19/98    J      V      **                            101,878            I       Director of
partnership interest                                                                                         Interstate Busi-
                                                                                                             ness Corporation

                          10/19/98    J      V      ***                            74,662            I       Director of
                                                                                                             Wilson Securi-
                                                                                                             ties Corporation

                          10/19/98    J      V      ****                            1,409            I       General Partner
                                                                                                             of Wilson Family
                                                                                                             Limited Partner-
                                                                                                             ship


Table II  Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Conver-    3. Trans-     4. Transaction  5. Number of Derivative    6. Date Exercisable
   Security                sion or       action        Code            Securities Acquired        and Expiration
                           Exercise      Date                          (A) or Disposed of (D)     Date
                           Price of                                                               (Month/Day/Year)
                           Deriva-                                                                Date      Expira-
                           tive          (Month/                                                  Exer-     tion
                           Security      Day/Year)     Code    V       (A)         (D)            cisable   Date
------------------------------------------------------------------------------------------------------------------------





Table II  Derivative Securities Acquired, Disposed of, or Beneficially Owned (Continued)
------------------------------------------------------------------------------------------------------------------------
7. Title and Amount of Underlying       8. Price of    9. Number of    10. Ownership    11. Nature
   Securities                              Derivative     Derivative       Form of          of
                                           Security       Securities       Derivative       Indirect
                                                          Beneficially     Security:        Beneficial
                        Amount or                         Owned at End     Direct (D)       Ownership
                        Number of                         of Month         or Indirect
   Title                Shares                                             (I)
------------------------------------------------------------------------------------------------------------------------






Explanation of Responses:

J    - Reduction in Units due to a one-for-five reverse Unit split effected October 19, 1998.
*    - Reduction in Units from 172,795 to 34,559 due to a one-for-five reverse Unit split.
**   - Reduction in Units from 509,391 to 101,878 due to a one-for-five reverse Unit split.
***  - Reduction in Units from 373,311 to 74,662 due to a one-for-five reverse Unit split.
**** - Reduction in Units from 7,046 to 1,409 due to a one-for-five reverse Unit split.


SIGNATURE OF REPORTING PERSON

/s/ J. Michael Wilson
-----------------------------

DATE:  December 7, 1998